Exhibit 14






                          INDEPENDENT AUDITORS' CONSENT



To the Board of Trustees and Shareholders of The Dreyfus/Laurel Tax-Free Municipal Funds -
Dreyfus Premier Limited Term Municipal Fund
The Board of Trustees and Shareholders of
MPAM Funds Trust - MPAM National Intermediate Municipal Bond Fund:

We consent to the use of our reports related to the Dreyfus Premier Limited Term Municipal Fund of the Dreyfus/Laurel Tax-Free Municipal Funds dated July 30, 2001 and the MPAM Funds Trust - MPAM National Intermediate Municipal Bond Fund dated October 18, 2001 included herein and to the references to our firm under the headings "Financial Statements and Experts" and "Exhibit A - Form of Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement.


/s/ KPMG LLP


New York, New York
May 1, 2002